Exhibit 10.14

                                    AGREEMENT

      WHEREAS, the Catholic Healthcare Services of Long Island ("CHS") (formerly the Catholic Healthcare Network of Long Island, Inc.) entered into a certain Stock Subscription and Purchase Agreement with Long Island Physician Holdings Corporation ("LIPHC"), dated October 11, 1995, which agreements set forth certain understandings relating to their agreements with each other and their respective relationships and financial obligations to MDNY Healthcare; and

      WHEREAS, among the provisions of these agreements were certain understandings related to risk-sharing that affected CHS and LIPHC, contained in section 8.5 of the Stock Subscription and Purchase Agreement; and

      WHEREAS, the parties had agreed to certain risk-sharing obligations relating specifically to a hospital risk pool, by which CHS would bear certain obligations for deficits incurred by said pool and be entitled to receive certain surpluses generated by such pool; and

      WHEREAS, these risk-sharing agreements have not, prior to this date, been implemented in accordance with the terms of these agreements; and

      WHEREAS, in light of the substantial deficits incurred by the hospital pool, the parties have reached certain agreements on the manner in which those deficits should be borne by the parties;

      BE IT THEREFORE RESOLVED,

      1. that CHS shall bear responsibility for one-third (1/3) of any deficit that occurred in the hospital risk pool during 1997 and 1998 relating to commercial enrollment of MDNY;

      2. that CHS will bear responsibility for one-third (1/3) of any deficit that occurred in the hospital risk pool during 1997 and 1998 relating to the Medicare enrollment of MDNY, provided, however, that if CHS and MDNY (or their respective affiliates) enter into an agreement relating to the provision of Medicare services to MDNY enrollees that commences at the commencement of the fourth quarter of 1998, CHS will bear responsibility for one-third (1/3) of the hospital risk pool only during the first three quarters of 1998;

      3. that CHS will meet this obligation by agreeing that any surpluses that exist in future risk-sharing arrangements will be pledged to meet their obligations for these deficits during these periods, provided further that, in the event that, by December 31, 2003, such obligations by CHS have not been repaid, in whole or in part, CHS will pay to MDNY all remaining amounts of such deficits for which it is responsible to discharge this payment obligation; and

      4. that the parties have agreed that the attached exhibit, setting forth the amount of deficits that have occurred in the risk pools during the relevant time period represents an accurate calculation of such deficits and shall be binding on the parties relating to the obligations set forth herein.


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      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and date set forth below.

                                           MDNY HEALTHCARE, INC.

Date: 5/10/99                              By: /s/Richard A. Radoccia
                                               ---------------------------------

                                           CATHOLIC HEALTHCARE SERVICES

Date: 5/10/99                              By: /s/ John F.X. Lovett
                                               ---------------------------------
                                                 Senior Vice President